EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT DSTRBRPT

Exhibit (d)(iv)

EU MiFID II product governance / Professional investors and ECPs target market:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients, each as defined in Directive 2014/65/EU (as amended, “EU MiFID II”); and (ii) all channels for distribution of the Notes are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to EU MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of EU MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of EU MiFID II.

UK MiFIR product governance / Professional investors and ECPs only target market:

Solely for the purposes of the manufacturerꞌs product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended ("UK MiFIR"); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturerꞌs target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturerꞌs target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

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PRICING SUPPLEMENT

6 September 2024

European Bank for Reconstruction and Development

 TRY 1,000,000,000 Zero Coupon Notes due 22 June 2026 (the “Notes”)
(to be consolidated and form a single series with the Issuer’s TRY 1,000,000,000 Zero Coupon Notes due 22 June 2026 issued on 21 December 2023) issued pursuant to the European Bank for Reconstruction and Development EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Turkish Lira (“TRY”), the lawful currency of the Republic of Turkey, subject to the provisions set out in the Annex hereto

2	Nominal Amount:	TRY 1,000,000,000

3	Type of Note:	Zero Coupon

4	Issue Date:	10 September 2024

5	Issue Price:	55.70 per cent. of the Nominal Amount

6	Maturity Date:	22 June 2026, subject to adjustment in accordance with the Business Day Convention specified below, and further subject to the provisions set out in the Annex hereto.

7	Fungible with existing Notes:	Yes. The Notes will be consolidated and form a single series with the Issuer’s TRY 1,000,000,000 Zero Coupon Notes due 22 June 2026 issued on 21 December 2023, as at the Issue Date.

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination(s):	TRY 1,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular

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PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	Not Applicable

16	Fixed Rate Notes	Not Applicable

17	Zero Coupon Notes:

	(a) Accrual Yield:	28.874574 per cent. per annum

	(b) Reference Price:	53 per cent. of the Nominal Amount

	(c) Other formula or basis for determining Amortised Face Amount:	Not Applicable

	(d) Business Day Convention:	Following Business Day Convention

	(e) Day Count Fraction in relation to Early Redemption Amounts and late payment:	Conditions 5(d)(iii) and 5(h) apply

18	Floating Rate Notes and Indexed Notes:	Not Applicable

19	If ISDA Determination:	Not Applicable

20	If Screen Rate Determination:	Not Applicable

21	If Indexed:	Not Applicable

22	If Rate of Interest not to be determined by ISDA or Screen Rate Determination or by reference to an Index or Formula:	Not Applicable

23	General Provisions for Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

24	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies subject to the provisions set out in the Annex hereto and for the avoidance of doubt, Istanbul shall be the principal financial centre. New York City and London shall be additional business centres.

25	Dual Currency Notes:	Not Applicable

26	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

27	(a) Redemption at Issuer’s option:	No

	(b) Redemption at Noteholder’s option:	No

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28	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, subject to the provisions set out in the Annex hereto

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

29	Instalment Note:	Not Applicable

30	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

31	Method of distribution:	Non-syndicated

32	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Deutsche Bank AG, London Branch 21 Moorfields London EC2Y 9DB United Kingdom

33	Date of Syndication Agreement:	Not Applicable

34	Stabilising Manager(s):	Not Applicable

35	Additional selling restrictions:

The Republic of Turkey:

The Dealer acknowledges that the offering of the Notes is not approved by the Capital Markets Board (“CMB”) under the Capital Markets Law (No. 6362) (“CML”) and the Communiqué regarding Foreign Securities, Depository Receipts and Foreign Investment Funds Shares (Serial VII No: 128.4). Therefore, no transaction that may be deemed as offering, marketing or sale of the Notes (or beneficial interests therein) in Turkey by way of private placement or public offering may be engaged in. Accordingly, the Dealer has represented and agreed that it has not and will not offer or sell the Notes to investors residing in the Republic of Turkey without applying to the CMB and, in the case of a public offering, without issuing a prospectus and an offering circular approved by the CMB, except pursuant to an exemption from the prospectus and application requirements of or otherwise in compliance with the CML and any other applicable laws or regulations of the Republic of Turkey. In addition, the Dealer represents and agrees that it has not sold or caused to be sold and will not sell or cause to be sold outside the Republic of Turkey the Notes (or beneficial interests therein) to residents of the Republic of Turkey, unless such sale is authorised pursuant to Article 15(d)(ii) of Decree 32 (as amended from time to time) and the CMB regulations.

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36	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only

37	Intended to be held in a manner which would allow Eurosystem eligibility:	No

38	Common Code:	273764283

	ISIN Code:	XS2737642830

39	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the Regulated Market of the London Stock Exchange plc.

40	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro:	Not Applicable

41	Additional Information:	The provisions set out in the Annex hereto shall apply to the Terms and Conditions in accordance herewith

42	Total Commissions:	None

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the EUR 60,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 10 September 2024 or as soon as practicable thereafter.

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RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the headings “EU MiFID II product governance / Professional investors and ECPs target market” and “UK MiFIR product governance / Professional investors and ECPs only target market.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Aziz Jurayev
Authorised signatory

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PART B – OTHER INFORMATION

1	LISTING

Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and admitted to trading on the London Stock Exchange plc’s Regulated Market with effect from 10 September 2024 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

The Notes are to be consolidated and form a single series with the Issuer’s TRY 1,000,000,000 Zero Coupon Notes due 22 June 2026 issued on 21 December 2023.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which are expected to be TRY 557,000,000 but payable in USD in the amount of USD 16,267,523.36) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations

	(ii) Estimated net proceeds:	TRY 557,000,000 (which, for the avoidance of doubt, will be paid in USD in the amount of USD 16,267,523.36 at the USD/TRY foreign exchange rate of 34.24)

	(iii) Estimated total expenses:	GBP 1,500

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ANNEX

Settlement, Disruption and Fallback Provisions

All payments in respect of the Notes will be made in TRY, subject to the occurrence of a Settlement Disruption Event and will in all cases be subject to any fiscal or other laws applicable thereto.

If the Calculation Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred and is subsisting during a Determination Period:

A.	The Calculation Agent shall notify the Issuer and the Agent of its determination as soon as practicable after making such determination (but in no event later than 11.00 a.m. London time one (1) Business Day (as defined below) after the last day of the relevant Determination Period) whereupon the Agent shall as soon as practicable thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes); and

B.	Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two (2) Business Days after the day on which the Issuer is notified by the Calculation Agent that the relevant Settlement Disruption Event no longer subsists and (ii) the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If a Settlement Disruption Event no longer subsists, on or before 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Maturity Date or the Postponed Early Redemption Date, (as the case may be) the Calculation Agent shall notify the Issuer and the Agent thereof as soon as practicable on or after the Business Day on which such Settlement Disruption Event no longer subsists (but in no event later than one (1) Business Day thereafter) whereupon the Agent shall as soon as practicable thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes).

If any amount is to be paid on the Postponed Maturity Date or Postponed Early Redemption Date (as the case may be), regardless of whether a Settlement Disruption Event is still subsisting at such time, payment shall be made in United States Dollars ("USD") and shall be calculated by the Calculation Agent (and promptly notified to the Agent and the Issuer (but in no event later than two (2) Business Days before the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be)) in an amount per Specified Denomination which shall be produced by the following provisions, such amount to be rounded to the nearest whole cent (with USD 0.005 being rounded upwards):

Relevant TRY Amount ÷ Reference Rate

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

If, following a determination by the Calculation Agent (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred during the Determination Period and that it subsists at 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), then any amount payable shall be made in USD in accordance with the provisions set out above.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction for the sale of the Reference TRY Amount and the purchase of US Dollars at or about 11.00 a.m. London time on the day falling two Business Days prior to the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement on the date that is falling two Business Days thereafter where the resultant US Dollar amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified below;

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“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City and Istanbul;

“Calculation Agent” means Standard Chartered Bank in accordance with the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 31 January 2020 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Standard Chartered Bank as Calculation Agent in respect of the Notes.

“Determination Period” means (i) in relation to the Maturity Date, the period which falls between ten (10) and three (3) Business Days (inclusive) preceding the Maturity Date, as adjusted in accordance with the Following Business Day Convention; and (ii) in relation to any Early Redemption Date, the period which falls between ten (10) and three (3) Business Days (inclusive) preceding any Early Redemption Date, as adjusted in accordance with the Following Business Day Convention, as the case may be;

“Postponed Early Redemption Date” means the tenth Business Day following the Early Redemption Date (if any);

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Reference Dealers” means leading dealers, banks or banking corporations, which deal in the TRY/USD exchange market, selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the arithmetic mean of such firm quotes (expressed in TRY per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 11.00 a.m. London time for the sale of the Reference TRY Amount and the purchase of USD on the day falling two Business Days prior to the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent. If five or four Reference Dealers provide such firm quotes, the highest and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate. If three or two Reference Dealers provide such firm quotes, then the arithmetic mean of the quotes actually obtained shall be the Reference Rate, as calculated by the Calculation Agent. If only one Reference Dealer provides a firm quote then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Calculation Agent executes a transaction for the sale of the Reference TRY Amount at or about 11.00 a.m. London time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate;

“Reference TRY Amount” means an amount that is no greater than the Relevant TRY Amount multiplied by the number of Specified Denominations in the Nominal Amount outstanding;

“Relevant TRY Amount” means the TRY amount per Specified Denomination which would have been payable on the relevant date if the Settlement Disruption Event had not occurred; and

“Settlement Disruption Event” means any of the events specified under (i) and (ii) below, as determined by the Calculation Agent in its sole discretion acting in good faith and in a commercially reasonable manner:

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(i)	the imposition of laws or regulations by the Central Banking Authority or other legislative, governmental or regulatory authority of the Republic of Turkey which (a) require non-residents of the Republic of Turkey to obtain permission from such Central Banking Authority or other authority to obtain TRY, or (b) otherwise restrict a non-resident's ability to obtain TRY or (c) otherwise regulate the purchase or holding of TRY such that costs are imposed in obtaining TRY which would not be imposed in the absence of such regulations, or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of TRY from the Republic of Turkey to recipients resident in another country;

(ii)	Euroclear and/or Clearstream, Luxembourg suspend or cease acceptance of TRY as a settlement currency.

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